Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Audio Book Club, Inc. on Form S-8, expected to be filed on July 26, 1999, of our report dated March 22, 1999, appearing in the Annual Report on Form 10-KSB of Audio Book Club, Inc. for the year ended December 31, 1998 and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
July 23, 1999